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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Intermolecular, Inc.:

        We consent to the use of our report dated June 30, 2011, except as related to note 6(a) to the consolidated financial statements which is as of July 28, 2011, included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to the change in the manner in which the Company accounted for convertible preferred stock.

/s/ KPMG LLP
Mountain View, California
October 26, 2011

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm